Exhibit (k)(3)

EXPENSE LIMITATION AGREEMENT

NORTH HAVEN PRIVATE ASSETS FUND (THE “FUND”)

100 Front Street, Suite 700

West Conshohocken, PA 19428

July 27, 2026

Morgan Stanley AIP GP LP

100 Front Street, Suite 700

West Conshohocken, PA 19428

Ladies and Gentlemen:

Morgan Stanley AIP GP LP (the “Adviser”) hereby agrees, until July 31, 2027 (the “Limitation Period”), to waive fees that it would otherwise be paid, and/or to assume expenses of the Fund, if required to ensure certain annual operating expenses (excluding the Advisory Fee, Incentive Fee, any Distribution and Servicing Fee, interest, taxes, brokerage commissions, acquired fund fees and expenses, dividend and interest expenses relating to short sales, borrowing costs, merger or reorganization expenses, shareholder meetings expenses, litigation expenses, expenses associated with the acquisition and disposition of investments (including interest and structuring costs for borrowings and line(s) of credit), valuation service providers and extraordinary expenses, if any; collectively, the “Excluded Expenses”) do not exceed 0.50% per annum (excluding Excluded Expenses) of the Fund’s net asset value (“NAV”) calculated as of the last day of each month for each class of the Fund’s common shares of beneficial interest (“Shares”). The terms “Advisory Fee,” “Incentive Fee” and “Distribution and Servicing Fee” have the meanings ascribed to them in the Fund’s prospectus.

In addition, the Adviser hereby contractually agrees to waive the Advisory Fee on net assets of the Fund that are invested in unaffiliated money market funds and to waive and/or reimburse expenses in an amount sufficient to offset the respective net advisory fees the Adviser collects from affiliated money market funds on the Fund’s investment in such affiliated money market funds.

With respect to each class of Shares, the Fund agrees to repay the Adviser any fees waived or expenses assumed under this agreement (the “Agreement”) for such class of Shares, provided the repayments do not cause the Fund’s annual operating expenses (excluding Excluded Expenses) for that class of Shares to exceed the expense limitation in place at the time the fees were waived and/or the expenses were reimbursed, or the expense limitation in place at the time the Fund repays the Adviser, whichever is lower. Any such repayments must be made within thirty-six months after the month in which the Adviser waived the fee or reimbursed the expense. Notwithstanding anything to the contrary, this paragraph shall survive any termination of this Agreement with respect to any fees waived or expenses assumed under this Agreement that have not been repaid by the Fund to the Adviser.

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Fund (the “Board”), including a majority of the Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund (the “Independent Trustees”). Only the Board may terminate the Agreement prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may extend the Limitation Period for a period of one year on an annual basis, subject to approval of the Board, including a majority of the Independent Trustees, after the term of this Agreement.

[Signature Page Immediately Follows]

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

NORTH HAVEN PRIVATE ASSETS FUND

By:	/s/ Christopher Wasilewski
Name:	Christopher Wasilewski
Title:	Chief Operating Officer

The foregoing Agreement is hereby accepted as of July 27, 2026

MORGAN STANLEY AIP GP LP

By:	/s/ Anmol Darooka
Name:	Anmol Darooka
Title:	Executive Director

[Signature Page to Expense Limitation Agreement]